EXHIBIT 99.1

ASHFORD
First Quarter 2019 Conference Call
May 3, 2019
11 a.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review results for Ashford for the first quarter of 2019 and to update you on recent developments. On the call today will be: Robison Hays, Co-President and Chief Strategy Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Co-President and Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 2, 2019 and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the first quarter of 2019 with the first quarter of 2018.

I will now turn the call over to Robison. Please go ahead, sir.

Introduction - Robison Hays

Good morning, and welcome to our call to discuss our financial results for the first quarter of 2019. I will begin by giving a brief overview of our quarterly results and then will discuss in more detail our recently announced Enhanced Return Funding Program, or ERFP, with Braemar Hotels & Resorts as well as provide an update on our ERFP with Ashford Trust and an update on our investor outreach efforts. Afterward, Deric will review our financial results. Jeremy will provide an update regarding our strategic investments as well as other initiatives, and then we will open it up for Q&A.

We delivered strong operating and financial performance in the first quarter and are pleased with the groundwork we are laying for the continued success of our platform. For the quarter, revenues increased by 31%, Adjusted EBITDA grew 110% to $11.3 million, and Adjusted Net Income per share grew 39% to $2.39. Ashford Inc. is a growth platform, and we are pleased with these results and believe they demonstrate the benefits of our strategy.

Before discussing our growth strategy in more detail, I’d like to mention how excited we are about the new ERFP agreement with Braemar as well as the continued momentum of our ERFP initiative with Trust. The ERFP is a $50 million funding commitment from Ashford designed to produce strong returns on hotel investments at Braemar and strong fee growth at Ashford. Similar to our ERFP with Trust, it does this in a very simple way. Ashford effectively provides capital to Braemar in order to lower the amount of equity that Braemar has to put into a hotel investment. That reduction of equity can materially improve equity returns to Braemar, and in return, Ashford is paid the incremental fees it customarily receives from Braemar and its assets.

Looking now at the program structure and terms, the ERFP provides for a $50 million commitment of capital from Ashford Inc. for a 2-year term, with 1-year renewals, as well as the ability to be upsized to $100 million based upon mutual agreement. This is a sizable program, and we believe it can materially help grow both platforms. Capital from the program will be sized to equal 10% of the purchase price of each new Braemar hotel acquisition, and we believe the predictability of sizing should help investors underwrite the impact of the ERFP to both companies. We expect that ERFP funding will be available for up to $500 million of acquisitions by Braemar. Similar to our previous key money program, the funding takes the form of purchased furniture, fixture and equipment by Ashford for use at Braemar hotels. This allows Ashford to get the benefit of the immediate deduction for tax purposes, which significantly enhances our returns. We were pleased that, in January, Braemar utilized the ERFP for the first time to complete its acquisition of the Ritz-Carlton Lake Tahoe.

Also, we continue to make progress with the ERFP that we have in place with Ashford Trust. To date, Trust has closed on $406 million of acquisitions including the Hilton Alexandria Old Town, La Posada de Santa Fe, and during the first quarter, the Embassy Suites New York Midtown Manhattan and the Hilton Santa Cruz/Scotts Valley. These acquisitions bring the utilization of the ERFP funds with Trust to approximately 80% of the original $50 million commitment.

Moving forward, we are excited about the future prospects of these programs and their positive benefits for Ashford, as well as for Trust and Braemar. Bottom line, we believe the ERFP is sizable, predictable and repeatable. It is an innovative structure that we believe can drive strong returns at all companies involved.

Our strategy is built around our ability to leverage the combined expertise of our management team to grow both our Company and the platforms we advise. We believe we have one of the most highly-aligned, stable and effective management teams in the hospitality industry, and acting like shareholders has distinguished us from others in our industry. We consider it one of our main competitive advantages.

Ashford currently advises two publicly-traded REIT platforms, Trust and Braemar, which together owned 134 hotels with approximately 29,000 rooms and approximately $8.2 billion of assets as of March 31, 2019.

Ashford has a high-growth, fee-based business model with a diversified platform of multiple fee generators. We believe it to be a scalable platform with attractive margins. Additionally, it has a very stable cash flow base as the advisory agreements with the REITs stipulate that the base fee is maintained at a level of at least 90% of the previous year’s base fee.

We have a fee structure in place that incentivizes Ashford to create shareholder value at its advised REIT platforms. With our base fee driven by their share price performance, and our incentive fee based on total shareholder return outperformance versus their REIT peers, our management team’s primary focus is maximizing returns.

Currently, our Company is focused on three areas of growth. First, we would like to accretively grow our existing REIT platforms. Second, we would like to add additional investment platforms, and third, we are working diligently on opportunities to buy, invest in or incubate businesses related to the hospitality industry, such as Premier Project Management, OpenKey, Pure Wellness, J&S, Lismore Capital, and RED Hospitality & Leisure. Then, through our connections and our relationships with our advised REIT platforms and leveraging our asset management expertise, we can accelerate their growth dramatically.

In the first quarter, J&S acquired substantially all of the assets of BAV -- an integrated provider of audio visual services based in Buffalo, New York. Representing the next phase of growth for J&S in becoming a leading provider of integrated audio visual services in the hospitality industry, BAV provides integrated, single-source, audio visual services with a well-diversified geographical presence and customer base. With over 30 years of operating history, BAV has a strong presence in several east coast markets, including New York and Washington, D.C., with an operational presence in approximately 32 states across the U.S. representing approximately 100 clients and nearly 200 events annually. BAV’s estimated customer retention rate is approximately 90% which highlights the high level of customer service, professional production quality, and unique, tailored solutions the company provides. J&S expects revenue, market, service offering and customer diversification benefits considering BAV’s focus on customer satisfaction and professional quality.

We also remain very excited about our acquisition of Premier Project Management, which recently completed a new branding initiative and launched a new architectural services business. We see tremendous opportunities for that business to add significant value by diversifying our platform and growing the services that we can provide to hotels and hotel owners. To that end, during the first quarter, Premier Project Management generated $7.8 million of revenue and $3.7 million of adjusted EBITDA and is well positioned for the remainder of 2019.

We continue to be excited for all of our strategic investments, and we are optimistic about the prospects for our two advised REIT platforms. Additionally, we see great opportunity for this platform to grow and deliver superior returns to our shareholders by adding additional investment platforms as well as investing in, or incubating, other hospitality-related businesses.

On the investor relations front, we believe having an active investor outreach effort and broadening our investor base are important areas of focus. We believe one of the most effective ways to broaden our investor base is by increasing our equity float. During 2018, we made significant progress on that front as our trading volume on both a shares and dollar volume basis increased over 600% and

740% respectively from 2017 levels. Those trends continued in the first quarter of 2019 with both total shares traded and dollar volume traded up over the prior-year quarter. Much of these increases can be attributed to the significant investor outreach effort that we have underway. Since the beginning of 2018, we have held over 300 meetings with sell-side analysts, existing shareholders and potential shareholders. Over the coming months, we plan to attend a number of investor conferences targeting a wide range of investors, from small and mid-cap-focused funds, to industry-dedicated investors, as well as to family offices and retail holders. We believe exposure at these conferences will provide further opportunity to tell our story and provide a meaningful dialogue with potential investors which should, in turn, continue to have a positive impact on expanding our investor base.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks
Thanks, Robison.

Net loss attributable to common stockholders for the first quarter was $2.6 million, or $1.13 per diluted share, compared with a net loss of $5.7 million, or $2.84 per diluted share, for the prior year quarter.

For the first quarter, total revenues were $63.3 million, reflecting a 31% growth rate over the prior-year quarter.

Adjusted EBITDA for the first quarter was $11.3 million compared with $5.4 million for the first quarter of 2018, reflecting a growth rate of 110%. Adjusted net income for the first quarter was $10.1 million or $2.39 per diluted share compared with $4.6 million or $1.72 per diluted share for the first quarter of 2018.

At the end of the first quarter, the Company had $37.0 million in corporate cash, and we currently have a fully diluted equity market capitalization of approximately $153 million.

Also, as of March 31, 2019, the Company had 2.8 million fully diluted total shares of common stock and units. We currently have 2.5 million common shares issued and outstanding, 0.2 million common shares earmarked for issuance under our deferred compensation program, and the balance relates to the GAAP treatment for in-the-money stock options, put options associated with the minority interests of our strategic investments, and some restricted stock. In our financial results, we also include 1.45 million common shares from our Series B convertible preferred stock.

During the quarter we purchased $5 million of FF&E from Ashford Trust as part of our ERFP commitment associated with its acquisition of the Hilton Santa Cruz/Scotts Valley.

I will now turn the call over to Jeremy to discuss our strategic investments and other initiatives.

Strategic Investments & Other Initiatives - Jeremy Welter

Thank you, Deric.

We are excited to provide updates on our Hospitality Products & Services businesses and their strong results and accomplishments during the first quarter. To explain this strategy more fully: our Products and Services initiative is a unique investment strategy in the hospitality industry, where we strategically invest in operating companies that service the industry, and we act as an accelerator to grow these companies. In doing this, we believe we are able to establish synergies for our hotel platforms, providing attractive pricing and higher levels of service than they would receive from a third-party vendor. We are also able to grow our portfolio companies in a number of ways: by referring them to the hotels in our REITs, by leveraging our vast industry relationships, and by consulting on best operating practices.

We remain very excited about the acquisition of Premier Project Management through our first two full quarters of ownership and are focused on executing several initiatives and branding exercises to accelerate growth and profitability over the long-term. To that end, we have seen early returns on Premier’s new architecture service and branding initiative with $800,000 of architecture revenue in the first quarter. Overall, Premier generated $7.8 million of revenue and $3.7 million of Adjusted EBITDA in the first quarter. Additionally, during our first two full quarters of ownership, the company has generated $14.8 million of revenue and $7.4 million of Adjusted EBITDA. We continue to see significant opportunities going forward for this business.

J&S Audio Visual is a leading single-source solution for meeting and event needs with an integrated suite of audio visual services, including show and event services, hospitality services, creative services, and design and integration. We are deeply saddened by the unexpected passing of Monroe Jost, founder and former Chief Executive Officer of J&S. He was a beloved leader and a caring mentor to so many during his four decades of leadership at J&S. He grew the company to incredible success through an unwavering commitment to customer service and a lifelong investment in personal relationships. All of us at Ashford will miss Monroe greatly, and we express our heartfelt condolences to his family and friends for our collective loss. Industry veteran Chuck Bauman has been appointed as J&S’s Chief Executive Officer. Bauman was recently retained as Monroe’s successor as part of the succession planning that was previously underway, and his first day at J&S was April 1, 2019. Bauman joins J&S from Encore Event Technologies where he served as Senior Vice President, Sales and Strategic Accounts. All of us in the Ashford and J&S family remain committed to carrying on the culture and legacy at the company that Monroe built for over four decades.

To that end, we continue to see outstanding growth at the company with revenue up 33% in the first quarter compared to the prior-year quarter. Additionally, during the first quarter, J&S closed on the acquisition of substantially all of the assets of an integrated provider of audio visual services based in Buffalo, New York (“BAV”) for approximately $5 million in cash and $4 million of Ashford common stock, excluding transaction costs, working capital adjustments, and contingent consideration. The implied forward Adjusted EBITDA multiple is 5.0x based on the total initial purchase price and expected contingent consideration, which we believe represents an attractive potential return on investment. With over 30 years of operating history, we are excited about the opportunity to increase J&S’s service offering with the outstanding customer satisfaction and service priority of BAV to support future growth. We also continue to see positive results from integrating J&S into Ashford asset-managed hotels with average revenue per group room night up 21%, and average customer satisfaction scores up 15% since the transition occurred from the prior AV provider, highlighting the company’s incredible service level. In the first quarter, J&S executed five new non-Ashford, asset-managed hotel contracts and six Ashford asset-managed hotel contracts increasing the number of multi-year contracts in place with hotels and convention centers to 84 compared to 59 at the end of 2017, representing 42% growth. For the trailing twelve months ended March 31, 2019, revenue attributable to Ashford asset-managed hotels represented only 11% of total business for J&S, highlighting the exceptional opportunity remaining to accelerate growth at the company even further, including the opportunity for outsized growth as operations normalize. We see a tremendous opportunity for integrating J&S into more hotels in the U.S. and internationally given the company’s outstanding reputation as a leading service provider in the industry.

RED Hospitality & Leisure is a leading provider of watersports activities and other travel and transportation services in the U.S. Virgin Islands. We remain excited for the future growth prospects of the company, including: opportunities to expand into several other hotels at our advised REIT platforms; expansion in the USVI; and expansion elsewhere in the Caribbean market. To that end, with the commencement of ferry transportation services and beach and watersports services to the Westin St. John in January, continued beach and watersports services to the Ritz-Carlton St. Thomas Club - the timeshare and rental property adjacent to the Ritz-Carlton St. Thomas hotel - and increased direct bookings and private charter business, in the first quarter, the company generated $1.6 million of revenue and $394,000 of Adjusted EBITDA. First quarter revenue growth was 509% compared to the prior-year period, and Adjusted EBITDA growth was 359% compared to the prior-year period. Moreover, the company generated more Adjusted EBITDA in the first quarter this year than in the full year 2018. We remain optimistic about the growth outlook for RED Hospitality going forward.

We continue to remain active in evaluating additional investments in operating companies, and we hope to share some more details on that front in the upcoming quarters.

That concludes our prepared remarks, and we will now open the call up for Q&A.

Robison Hays

Thank you for joining us on our first quarter earnings call, and we look forward to speaking with you again on our next call.